STEMCELLS, INC. TERMINATES ITS DISCUSSIONS TO ACQUIRE
PROGENITOR CELL THERAPY, LLC

PALO ALTO, Calif., March 4, 2008 – StemCells, Inc. (NASDAQ: STEM) today announced it is no longer pursuing a possible acquisition of Progenitor Cell Therapy, LLC (“PCT”), a leading provider of cGMP-quality cell processing services headquartered in Hackensack, NJ. The Company had announced on December 3, 2007 that it was exploring such an acquisition and that PCT had agreed to a period of exclusivity to allow for due diligence and negotiations. However, the parties were unable to reach agreement on mutually acceptable terms and conditions, and have terminated discussions.

In consideration of the exclusivity period, StemCells agreed to make a secured loan of up to $3.8 million to PCT, of which $1.0 million was lent. This loan will be repaid and retired on its terms.

PCT will continue to provide various cell processing services to StemCells under an existing contract.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the central nervous system and liver. The Company’s product development programs seek to repair or repopulate CNS and liver tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of HuCNS-SC® cells, its highly purified, expandable population of human neural stem cells. StemCells has completed enrollment and dosing of a six patient Phase I clinical trial of its proprietary HuCNS-SC product candidate as a treatment for neuronal ceroid lipofuscinosis (NCL) and expects the trial to be completed in early 2009. NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells owns or has exclusive rights to more than 50 issued or allowed U.S. patents and more than 150 granted or allowed non-U.S. patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements regarding, among other things, the loan made by StemCells to PCT. These forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. StemCells expects to be repaid by PCT out of its future cash flows and future equity or debt financings, none of which may be achieved, which could prevent repayment of the loan. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which StemCells is subject, including those described above and other factors that are described under the heading “Risk Factors” in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q.

Contact:

StemCells, Inc.
Rodney Young, 650-475-3100 ext 105
Chief Financial Officer
irpr@stemcellsinc.com